SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2005

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

Registrant’s telephone number, including area code
(203) 299-8000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

(a) Special Meeting of priceline.com’s Stockholders.  At a Special Meeting of the stockholders of priceline.com Incorporated (“priceline.com”) on January 24, 2005, the stockholders of priceline.com approved an amendment to priceline.com’s 1999 Omnibus Plan (the “Plan”) to increase the number of authorized shares of priceline.com common stock reserved for issuance under the Plan by two million shares.  A description of the amendment is included in priceline.com’s proxy statement relating to the amendment, which was filed with the Securities and Exchange Commission on December 23, 2004.

(b) Chairperson of the priceline.com Audit Committee.  On January 25, 2005, the priceline.com Board of Directors increased the annual retainer paid to the Chairperson of priceline.com’s Audit Committee from $7,500 to $12,500, effective January 1, 2005.  In addition, the Board of Directors authorized the payment of a $5,000 bonus to priceline.com’s Audit Committee Chairperson in recognition of work performed during 2004.

(c) Priceline.com’s 2005 Bonus Plan.  On January 25, 2005, priceline.com’s Board of Directors adopted a 2005 cash bonus plan (the “2005 Bonus Plan”) applicable to the company’s senior executives and most of the company’s employees.  The 2005 Bonus Plan establishes a potential bonus pool for the payment of year-end cash bonuses to senior executives and other employees based primarily on the company’s 2005 financial performance.  The 2005 Bonus Plan establishes “pro forma” net income per share targets; as priceline.com meets and/or exceeds those pre-established targets, an increasing percentage of the 2005 bonus pool will fund.  The 2005 Bonus Plan provides that approximately one-sixth of the bonus pool will fund and will be available for allocation of bonus payments if the Compensation Committee (the “Committee”) of the Board of Directors determines, in its complete discretion, that, irrespective of the company’s attainment of the pre-established “pro forma” net income per share targets, certain non-financial goals were accomplished by the company and/or individual employees during 2005.  The remaining five-sixths of the 2005 Bonus Plan begins to fund only after priceline.com achieves double-digit year-over-year “pro forma” net income per share growth.

Once the bonus pool funds, each participant will be eligible to receive a discretionary bonus based upon individually established performance goals.  In the case of the company’s Chief Executive Officer, the individual performance goals have been established by the Board of Directors and the Committee and, in the case of the company’s senior executive officers, the individual performance goals have been established by the Chief Executive Officer and reviewed by the Committee.  Each participating employee will have a target bonus, which will be a percentage of the employee’s base salary.  All target bonuses, including target bonuses for senior executives, are set at less than 100% of an employee’s base salary.  An individual’s target bonus will be adjusted (upward or downward) based on the extent to which various performance goals are achieved.  “Pro forma” net income per share excludes the after-tax effects of non-cash amortization expense of acquisition-related intangibles, stock-based compensation expense, option payroll tax expense, and minority interest credit and the payment of non-cash preferred stock dividends.  In addition, the company will exclude the accounting impact of the recently adopted EITF Issue No. 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”).  The Committee may change the goals, including, without limitation, the pre-established “pro forma” earnings per share targets, and objectives for the 2005 Bonus Plan at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

	By:	/s/ Jeffery H. Boyd
Jeffery H. Boyd
President and Chief Executive Officer

Dated: January 28, 2005